SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant X

Filed by a Party other than the Registrant

Check the appropriate box:

X

Preliminary Proxy Statement
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material pursuant to Rule 14a-11(c) or Rule 14a-12
Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

THE COLONEL'S INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant

Payment of Filing Fee (Check the appropriate box):

X	No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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951 Aiken Road
Owosso, Michigan 48867

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of The Colonel's International, Inc. (the "Company") will be held at the Company's offices at 951 Aiken Road, Owosso, Michigan, on Thursday, September 28, 2000, at 10:00 a.m. local time, for the following purposes:

1.	To elect two Directors to the Board of Directors.

2.	To confirm the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year.

3.	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on August 2, 2000 are entitled to notice of and to vote at the meeting and any adjournment of the meeting. The following Proxy Statement and enclosed form of proxy are being furnished to holders of the Company's Common Stock on and after August 29, 2000.

By Order of the Board of Directors,

Donald J. Williamson, Chairman of the Board and Chief Executive Officer

August 29, 2000

It is important that your shares be represented at the
meeting. Even if you expect to attend the meeting,
please sign, date and return your proxy promptly.

THE COLONEL'S INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

to be held on
September 28, 2000

PROXY STATEMENT

          This Proxy Statement and the enclosed proxy are being furnished on and after August 29, 2000 to the holders of Common Stock, $0.01 par value, of The Colonel's International, Inc. (the " Company") in connection with the solicitation by the Company's Board of Directors of proxies for use at the annual meeting of shareholders to be held on Thursday, September 28, 2000, and at any adjournment of that meeting. The annual meeting will be held at the Company's offices at 951 Aiken Road, Owosso, Michigan 48867, at 10:00 a.m. local time.

          The purpose of the annual meeting is to consider and vote upon: (1) the election of two Directors to the Board of Directors, (2) the confirmation of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year and (3) such other business as may properly come before the meeting.

          If a proxy in the form distributed by the Company is properly executed and returned to the Company, the shares represented by that proxy will be voted at the annual meeting of shareholders and at any adjournment of that meeting. If a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees of the Board of Directors named in this Proxy Statement and the confirmation of Deloitte & Touche LLP as the Company's independent auditors for the current fiscal year. The Company's management does not know of any other matter to be presented at the annual meeting. If other matters are presented, all shares represented by the proxy will be voted in accordance with the judgment of the persons named as proxies with respect to those other matters.

          A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Company. A proxy may also be revoked by attending and voting at the annual meeting.

          Solicitation of proxies will be made initially by mail. Directors, officers and employees of the Company may also solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by nominees and other fiduciaries who may mail material to or otherwise communicate with the beneficial owners of shares held by them. All expenses of solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

          The Board of Directors has nominated the following two persons for election to the Company's Board of Directors:

Eric Hipple
Maureen C. Cronin

          It is the intent of the persons named in the accompanying proxy to vote for the election of the two nominees listed above. The proposed nominees are willing to be elected and to serve. If any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

          A plurality of the shares represented in person or by proxy and voting at the meeting is required to elect Directors. For the purpose of counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares for which a plurality is required will be reduced by the number of shares not voted.

          The shares represented by proxies received from the Company's shareholders will be voted FOR election of the Board's nominees for Directors unless instructions to withhold a vote for any nominee are specified in the proxy. The Company has been informed by the holders of approximately 97% of the shares entitled to vote that they intend to vote in favor of the Board's nominees.

          Certain biographical information concerning the nominees listed above is set forth below under the heading "Board of Directors."

The Board of Directors Recommends a
Vote FOR the Election of All Nominees as Directors

VOTING SECURITIES

          Holders of record of Common Stock at the close of business on August 2, 2000 will be entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. As of August 2, 2000, there were 24,177,805 shares of Common Stock outstanding, each having one vote on each matter presented for shareholder action. Shares cannot be voted unless the shareholder is present at the meeting or represented by proxy.

Security Ownership of Certain Beneficial Owners

          The following table sets forth information concerning the number of shares of Common Stock held by each shareholder who is known to the Company's management to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock as of August 2, 2000:

Name and Address of Beneficial Owner of Common Stock	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class

Donald J. Williamson(1) 951 Aiken Road Owosso, MI 48867	11,934,580 shares 0 shares	Sole voting and investment power Shared voting or investment power	49.4% 0.0%

Patsy L. Williamson(1) 951 Aiken Road Owosso, MI 48867	11,632,500 shares 0 shares	Sole voting and investment power Shared voting or investment power	48.1% 0.0%

______________________________________

(1)	See note 4 to the following table.

Security Ownership of Management

          The following table shows the beneficial ownership of shares of Common Stock, held as of August 2, 2000 by each Director and nominee for election as a Director, each of the named executive officers and by all Directors and executive officers of the Company as a group:

Name of Beneficial Owner of Common Stock	Amount of Beneficial Ownership	Nature of Beneficial Ownership	Percent of Class(1)

John Carpenter	0 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

J. Daniel Frisina(2)(3)	10,765 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Ted M. Gans(2)(3)	10,765 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Donald R. Gorman(2)(3)	12,390 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Ronald Rolak(3)	2,205 shares 1,000 shares	Sole voting and investment power Shared voting or investment power	* *

William Singleterry(2)	5,000 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Eric Hipple	0 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Maureen C. Cronin	0 shares 0 shares	Sole voting and investment power Shared voting or investment power	* *

Donald J. Williamson(4)(5)	11,934,580 shares 0 shares	Sole voting and investment power Shared voting or investment power	49.4% *

Directors, nominees and officers as a group (11 persons) (5)	11,975,705 shares 1,000 shares	Sole voting and investment power Shared voting or investment power	49.5% *

______________________________________

*	Does not exceed 1%.

(1)

Percentages: The percentages set forth in this column were calculated on the basis of 24,177,805 shares of Common Stock outstanding as of August 2, 2000, plus shares of Common Stock subject to options held by the listed person and that were exercisable on August 2, 2000 or that will become exercisable within 60 days after August 2, 2000. Shares subject to such options are considered to be outstanding for purposes of this chart.

     The number of shares subject to such options is set forth below:

J. Daniel Frisina	10,765
Ted M. Gans	10,765
Donald R. Gorman	10,240
Ronald Rolak	2,205
William Singleterry	5,000
Donald J. Williamson	0
All directors and executive officers as a group	38,975

(2)

Stock Option Grants to Directors and Officers: Pursuant to the Company's 1995 Long-Term Incentive Plan (the "LTIP"), the Company's Board of Directors in February 1997 granted to each person who was then a non-employee Director of the Company options to acquire up to 5,000 shares of Common Stock. At the same time, Mr. Singleterry was granted options to acquire up to 5,000 shares of Common Stock. All of these stock options are currently exercisable.

(3)

Automatic Stock Option Grants to Non-Employee Directors: Under the LTIP, each non-employee Director of the Company receives an automatic grant of options in March and September of each year. The number of shares subject to each option started at 500 when the LTIP was inaugurated in 1996. Under the terms of the LTIP, for each grant after that time the number of shares subject to each option increases by 5% from the previous grant.

(4)

The Williamsons: In the January 1996 mergers by which Brainerd International, Inc. ("Brainerd"), the Company's predecessor, merged with and into the Company and by which The Colonel's, Inc. ("The Colonel's") became a wholly owned subsidiary of the Company, a total of 23,500,000 shares of Common Stock in the Company were issued to Donald J. Williamson and Patsy L. Williamson, proportionate to their ownership of shares of common stock of The Colonel's.

(5)	Total Stock Ownership: Excludes the 11,632,500 shares of Common Stock owned by Patsy Williamson, the wife of Donald J. Williamson. See "Security Ownership of Certain Beneficial Owners" on page 3.

BOARD OF DIRECTORS

          The Company's Board of Directors currently consists of five members, none of whom are standing for reelection. The members of the Company's Board of Directors are (in alphabetical order): J. Daniel Frisina, Ted M. Gans, Donald R. Gorman, Ronald Rolak, and Donald J. Williamson.

          The Company's Board of Directors is classified into three groups, only one of which stands for reelection at each annual meeting of shareholders. The terms of the current Directors are as follows:

Director	Term Expires

J. Daniel Frisina	2002
Ted M. Gans	2001
Donald R. Gorman	2001
Ronald Rolak	2002
Donald J. Williamson	2001

Nominees for Director -- Terms Expiring in 2003

          ERIC HIPPLE (42). Mr. Hipple is a former quarterback for the Detroit Lions. He finished his career in the National Football League in 1989. From 1990 to 1997, he was the President and owner of Hipple & Associates, an insurance agency in Brighton, Michigan. From 1995 to the present, he has served as a football analyst with a Fox television affiliate in the Detroit area. Since 1997, he has also served as a Senior Account Representative with Rho-Mar Agency, an insurance agency located in Farmington Hills, Michigan.

          MAUREEN C. CRONIN (56). Ms. Cronin is an Investment Specialist with Charles Schwab & Company in West Palm Beach, Florida, a position she has held since 1995. From 1994 to 1995, she served as Vice President of Ted Williams Family Enterprises in Citrus Hills, Florida. From 1991 to 1994, she served as a Financial Consultant and Broker with Salomon Smith Barney/Dean Witter, in Boston, Massachusetts.

Incumbent Directors -- Terms Expiring in 2001

          DONALD J. WILLIAMSON (66). Mr. Williamson is a Director and the Chairman of the Board and Chief Executive Officer of the Company. He is also a Director of each of the Company's subsidiaries. From November 1995 until February 1997 he was the President, Chief Executive Officer and a Director of the Company. Between February 1997 and May 1998, Mr. Williamson served as a consultant to the Company. He is the founder of The Colonel's. Mr. Williamson serves on the Executive Committee of the Board of Directors. He has served as a Director of the Company since 1995.

          TED M. GANS (65). Mr. Gans is a Director of the Company and a Director of three of the Company's subsidiaries: The Colonel's Truck Accessories, Inc. ("CTA"), The Colonel's Rugged Liner, Inc. ("CRL"), and The Colonel's. Mr. Gans' principal occupation since 1965 has been as the President and Director of Ted M. Gans, P.C., a law firm in Bloomfield Hills, Michigan, of which he is the sole owner. Mr. Gans also serves as a Director of Patsy Lou Williamson Buick-GMC, Inc. and Williamson Chevrolet-Geo Cadillac, Inc. These companies are wholly owned by Patsy L. Williamson, the wife of Donald J. Williamson. Mr. Gans serves on the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1995.

          DONALD R. GORMAN (68). Mr. Gorman is a Director of the Company. Mr. Gorman is the owner and President of P.G. Products, Inc., located in Cincinnati, Ohio, which prior to the sale of the assets of The Colonel's in December 1998 was one of the Company's major customers. Mr. Gorman serves on the Compensation Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1997.

Incumbent Directors -- Terms Expiring in 2002

          J. DANIEL FRISINA (51). Mr. Frisina is a Director of the Company and a Director of two of the Company's subsidiaries: The Colonel's Brainerd International Raceway, Inc. ("CBIR") and The Colonel's. Mr. Frisina's principal occupation is being an independent consultant to manufacturers and distributors in the automotive parts industry. Mr. Frisina is also a principal and President of Boomers Investment Group, which invests in and manages restaurants, lounges and other hospitality service companies. Previously he was a Director of Global Development for Shyi Tan Enterprises, a Taiwanese manufacturer of autobody parts from 1996 to 1999. He also served as a consultant for Cheng Hong Legion Co., Ltd. (from 1992 to 1996). He was the Chairman of the Board of the Autobody Parts Association, an association that represents the interests of the distributors, suppliers and manufacturers of alternative collision replacement parts. He served as President of The Colonel's from 1988 through 1991. He served as Treasurer and Chief Financial Officer of Brainerd, the Company's predecessor, during 1995. Mr. Frisina serves on the Audit Committee and the Nominating Committee of the Board of Directors. He has served as a Director of the Company since 1995.

          RONALD J. ROLAK (53). Mr. Rolak is the Development Director for the Powers Catholic High School Educational Trust Fund, in Flint, Michigan. He has held this position since 1986. From 1973 to 1986, Mr. Rolak was a high school instructor and a varsity football coach at Powers Catholic High School. Mr. Rolak also serves as a Director of a number of charitable organizations in Genessee County, Michigan. Mr. Rolak serves on the Audit Committee and the Compensation Committee of the Board of Directors. He has served as a Director of the Company since 1999.

BOARD COMMITTEES AND MEETINGS

          The Company's Board of Directors has four standing committees: the Executive Committee, the Nominating Committee, the Compensation Committee and the Audit Committee. Each member of the Committees described below is also a Director of the Company.

          Executive Committee: The Executive Committee has the full power of the Board in the management of the business and affairs of the Company, except the power to change the membership of or to fill vacancies in the Board of Directors or the Executive Committee; the power to amend, add to, rescind or repeal the Bylaws of the Company; or any other powers that, under Michigan law, may not be delegated to it by the Board of Directors. The Executive Committee exists for the purpose of acting on behalf of the Board where Board action is required between regularly scheduled meetings or where it would be impracticable to convene special Board meetings. Messrs. Williamson and Gans currently serve on the Executive Committee. The Executive Committee met one time in 1999.

          Compensation Committee: The Compensation Committee is responsible for establishing the compensation of the executive officers of the Company and its subsidiaries. Messrs. Gans, Gorman and Rolak currently serve on the Compensation Committee. The Compensation Committee met one time in 1999.

          Audit Committee: The Audit Committee reviews audit plans submitted by the independent auditors with respect to the scope of procedures that will be performed and the fee that will be charged. The Audit Committee also reviews the results of the independent audit each year, including any associated recommendations on internal controls. Messrs. Gans, Frisina and Rolak currently serve on the Audit Committee. The Audit Committee met one time in 1999. In June 2000, the Company's Board of Directors adopted a new charter for the Audit Committee, a copy of which is attached as Appendix A to this Proxy Statement.

          Nominating Committee: The Nominating Committee exists for the purpose of developing and recommending to the Board of Directors criteria for the selection of candidates for Director, seeking out and receiving suggestions concerning possible candidates, reviewing and evaluating the qualifications of possible candidates and recommending to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at annual meetings of shareholders. Messrs. Gans, Gorman, and Frisina currently serve on the Nominating Committee. The Nominating Committee met one time in 1999.

          The Nominating Committee will consider nominees recommended by shareholders. To be timely, a shareholder's nomination notice must be delivered to or mailed and received at the Company's principal executive offices not less than 40 days nor more than 60 days prior to the date of a meeting at which Directors will be elected (an "Election Meeting") as originally scheduled. However, if less than 50 days notice or prior public disclosures of the date of the Election Meeting is given or made to shareholders, a notice by a shareholder will be considered timely if it is so received not later than the close of business on the 10th day following the day on which such notice of the date of the Election Meeting was mailed or such public disclosure was made. Any such nominations should be in writing and state the name, age and address of the nominee, his or her educational and employment background, his or her present employment and a full and complete statement as to the qualifications of the nominee to serve as a Director, as specified in the Company's Bylaws. The Nominating Committee will not consider any nomination that does not provide this information.

          The Company's full Board of Directors met two time in 1999. Each of the Directors of the Company attended 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board of Directors on which he or she served (during the periods that he or she served).

EXECUTIVE OFFICERS

          As mentioned above, Mr. Gans is the Secretary and Mr. Williamson is the Chairman of the Board and Chief Executive Officer of the Company. Two additional executive officers and one key employee are:

          GREGORY T. STRZYNSKI (41). Mr. Strzynski is the Chief Financial Officer of the Company. He joined the Company in August 1999. Mr. Strzynski was the Corporate Controller of Kitty Hawk International, Inc., formerly known as American International Airways, Inc., from 1993 to 1999. From 1990 to 1993, he served as Corporate Controller for United Solar Systems Corp., a joint venture research and development company between Energy Conversion Devices, Inc. and Canon, Inc. of Japan. From 1988 to 1989 he was corporate controller for Armada Products Company, an automotive supplier.

          WILLIAM SINGLETERRY (55). Mr. Singleterry is the Vice President of Marketing and Development of the Company. He also serves as a Director and the President of The Colonel's and as the President of CTA. Mr. Singleterry served as the Director of Operations for the Bumper Division of The Colonel's from 1991 to 1998. Prior to that time, he was The Colonel's Regional Sales Manager. From 1982 to 1989, he served as General Manager for Auto Body Connection, a bumper manufacturer and distributor.

          JOHN CARPENTER (61). Mr. Carpenter is the Director of Sales and Marketing of CTA. He joined CTA in July 1996. Mr. Carpenter was formerly the National Distributor Sales Manager of Durakon Industries (1981 to 1986). Mr. Carpenter was a member of the Board of Directors of TCAA (Truck Cap and Accessory Association) from 1996 to 1999. He formerly was the National Marketing Manager for Homestead Products (1987 to 1988). From 1988 to 1996, Mr. Carpenter was involved in the real estate business.

          Mark German resigned as the Company's President in October 1999.

EXECUTIVE COMPENSATION

Compensation Summary

          The following Summary Compensation Table shows certain information concerning the compensation earned during each of the three fiscal years in the period ended December 31, 1999, of the Chief Executive Officer of the Company and each executive officer of the Company whose salary and bonus for 1999 exceeded $100,000. Two persons served as Chief Executive Officer of the Company in 1999 (Mark German and Donald J. Williamson).

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
	Annual Compensation				Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options

Donald J. Williamson	1999	$520,000	$0	$0	0
Chairman of the Board,	1998	510,000	946,315(1)	0	0
Chief Executive Officer	1997	520,000	6,000	0	0
And Director

Mark German(2)	1999	$130,000	$0	$0	0
(Former) President and Director	1998	85,000	0	0	0

William Singleterry	1999	$158,653	$0	$0	0
Vice President of Development	1998	152,884	6,000	0	0
	1997	153,234	6,000	0	5,000

John Carpenter	1999	$122,232	$0	$0	0
Director of Sales and	1998	118,777	0	0	0
Marketing of CTA	1997	112,029	0	0	0
(1)	See "Certain Relationships and Related Transactions," on page 16.
(2)	Compensation for 1998 represents approximately eight months rather than a full year because Mr. German joined the Company in late April 1998.

Stock Options

          Pursuant to the automatic grant provisions of the Company's LTIP, Messrs. Frisina, Gans, Gorman, and Rolak each received options to purchase a total of 1,435 shares of Common Stock during 1999. No other officers or Directors of the Company received stock option grants during 1999. No officers or Directors of the Company exercised any of their outstanding options during 1999.

FISCAL YEAR-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Donald J. Williamson	0	0	$0	$0
Mark German	0	0	$0	$0
William Singleterry	5,000	0	$4,375	$0
John Carpenter	0	0	$0	$0
(1)	Based on the market value of the Company's Common Stock as of December 31, 1999 ($7.375 per share), minus the exercise price, multiplied by the number of options.

Pension Plan

          The Company does not have a pension plan, a defined benefit plan or an actuarial plan.

Employment Agreements, Termination of Employment and Change in Control Arrangements

          The Company does not have any employment agreements, termination-of-employment agreements or change-in-control agreements with any executive officer. However, The Colonel's and John Carpenter entered into an employment agreement dated July 15, 1996. Effective January 1, 1997, this agreement was transferred to CTA and Mr. Carpenter is now employed as CTA's Director of Sales and Marketing. Under the agreement, which has a five year term, Mr. Carpenter is paid a $100,000 annual salary in equal weekly installments. In addition, Mr. Carpenter is paid $0.10 for each bedliner sold by CTA, payable monthly. The agreement may be terminated by either party for just cause. In addition, CTA may terminate the agreement without cause, in which case CTA would be required to pay Mr. Carpenter three months' salary plus any accrued but unpaid salary and bonus as of the date of termination. The agreement also contains Mr. Carpenter's covenant not to compete for a period of two years from the date of the termination of his employment.

Compensation Committee Interlocks and Insider Participation

          During 1999, Messrs. Gans, Gorman and Rolak were the members of the Compensation Committee of the Board of Directors. No other Directors or executive officers of the Company took part in deliberations concerning the compensation of executive officers of the Company during fiscal 1999. None of Messrs. Gans, Gorman or Rolak has any employment relationship with the Company or any of its subsidiaries. However, Mr. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year, as well as the current year, the Company and its subsidiaries retained Ted M. Gans, P.C. for certain legal services. See "Certain Relationships and Related Transactions" below.

Compensation of Directors

          No compensation was paid to any Director of the Company for services rendered in such capacity during the fiscal year ended December 31, 1999. Directors of the Company who are not employees of the Company may be reimbursed for expenses incurred in attending meetings of the Board of Directors.

Compensation Committee Report on Executive Compensation

          The Compensation Committee of the Board of Directors currently consists of Messrs. Gans, Gorman and Rolak.

          The basic compensation philosophy of the Company is to provide competitive salaries. The Company's executive compensation policies are designed to achieve two primary objectives:

•	Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

•	Provide incentives for the achievement of long-term financial goals.

          Executive compensation consists primarily of two components: base salary and benefits; and amounts paid (if any) under the Company's LTIP. Each component of compensation is designed to accomplish one or both of the compensation objectives.

          The participation of specific executive officers and other key employees in the Company's LTIP is recommended by the Board's Compensation Committee and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Board.

Base Salary

          To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. The Board of Directors determines base salaries of executive officers on an individual basis. In determining the base salary for an executive officer, the Compensation Committee will recommend to the full Board for approval a base salary for the officer determined by the Compensation Committee taking into consideration factors including: (1) the individual's performance, (2) the individual's contributions to the Company's success, (3) the level and scope of the individual's responsibilities, (4) the individual's tenure with the Company and in his or her position and (5) pay practices for similar positions by comparable companies.

Long-Term Incentive Plan

          The LTIP is used primarily to grant stock options. However, the LTIP also permits grants of restricted stock, stock awards, stock appreciation rights and tax benefit rights if determined to be desirable to advance the purposes of the LTIP. These grants and awards are referred to as "Incentive Awards." By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the LTIP provides significant flexibility to the Compensation Committee to tailor specific long-term incentives that would best promote the objectives of the LTIP and in turn promote the interests of the Company's shareholders.

          Directors, executive officers and other key employees of the Company and its subsidiaries are eligible to receive Incentive Awards under the LTIP. The LTIP is administered by the Compensation Committee, which is comprised of non-employee Directors, none of whom participates or is eligible to participate in any long-term incentive plan of the Company or its subsidiaries, except for nondiscretionary stock option grants based upon a specified formula, and if the Board so determines, each of whom must be an "outside director" as defined in the rules issued pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee makes determinations, subject to the terms of the LTIP, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisable for administration of the LTIP.

          The LTIP was approved by the shareholders of Brainerd, the Company's predecessor, on November 21, 1995. During 1999, Messrs. Frisina, Gans, Gorman and Rolak , as non-employee Directors of the Company, each received automatic stock option grants covering a total of 1,435 shares of Common Stock. The Compensation Committee did not grant any other Incentive Awards in 1999.

Section 162(m)

          Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of Section 162(m) and the regulations adopted by the Internal Revenue Service to implement that section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 2000 or in future years by reason of actions expected to be taken in 2000.

Respectfully submitted, Ted M. Gans Donald R. Gorman Ronald J. Rolak

LEGAL PROCEEDINGS

          The Company does not believe that any of its Directors, executive officers, promoters or control persons are involved in legal proceedings within the meaning of Item 401(f) of Securities and Exchange Commission Regulation S-K, except that in 1997, Mr. Hipple dissolved Hipple & Associates, his insurance firm, and in 1998 filed for personal bankruptcy with respect to certain obligations of Hipple & Associates that he had personally guaranteed.

STOCK PRICE PERFORMANCE GRAPH

          The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Nasdaq Domestic Index and an index of peer companies that produce automobile replacement parts, assuming an investment of $100.00 at the beginning of the period indicated. Because the Company's Common Stock has been traded on the Nasdaq SmallCap Market only since January 2, 1996, the graph covers only the period from January 2, 1996, to the end of 1999.

          The Nasdaq Domestic Index is a broad equity market index consisting of certain domestic companies traded on the Nasdaq Stock Market. The index of peer companies was constructed by the Company and includes the companies listed in the footnote to the graph below. In constructing the peer index, the return of each peer group company was weighted according to its respective stock market capitalization at the beginning of each period indicated. Cumulative total stockholder return is measured by dividing: (1) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (2) the share price at the beginning of the measurement period.

COMPARISON OF CUMULATIVE
TOTAL STOCKHOLDER RETURN(1)

(1)

The index of peer companies consists of Applied Industrial Technologies, Inc.; Autozone Inc.; Dana Corp.; Discount Auto Parts, Inc.; Dura Automotive Systems, Inc.; Eaton Corporation; Federal Mogul Corp.; Genuine Parts Company; Hahn Automotive Warehouse, Inc.; Johnson Controls, Inc.; Keystone Automotive Industries, Inc.; Lear Corporation; Mark IV Industries, Inc.; Motorcar Parts & Accessories, Inc.; Newcor Inc.; The Pep Boys; and Tower Automotive, Inc. Defiance, Inc. was included in the peer group index last year. That company is no longer publicly traded.

The dollar values for total stockholder return plotted in the graph above are shown in the table below:

Date	The Company	NASDAQ Domestic Index	Peer Index

January 2, 1996	$100.00	$100.00	$100.00
December 31, 1996	69.23	122.42	116.23
December 31, 1997	103.85	150.00	142.23
December 31, 1998	78.85	211.37	138.22
December 31, 1999	113.46	381.86	112.69

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Company and its subsidiaries are parties to certain transactions with related parties which are summarized below. Many of the transactions described below involve Donald and Patsy Williamson, husband and wife. Mr. Williamson is the Chairman of the Board, the Chief Executive Officer and a Director of the Company. Together, Mr. and Mrs. Williamson own approximately 97 percent of the outstanding shares of the Company's Common Stock.

          Promissory Notes from Donald J. Williamson and Related Entities. In 1997, the Company loaned an aggregate total of $1,044,956 to Mr. Williamson, pursuant to two promissory notes executed in June and September 1997, respectively. These notes bore interest at 8% and were due in bi-annual installments beginning in September 1998. In August of 1998, $200,000 was paid on the notes. The remaining balance (approximately $946,000) was charged to commission expense in lieu of Mr. Williamson repaying the amount, in recognition of Mr. Williamson's efforts in facilitating the December 1998 sale of the assets of The Colonel's.

          On June 15, 1998, the Company loaned Mr. Williamson an additional $200,000. This loan was evidenced by a promissory note that was due in full on June 30, 1999 and that bore interest at 8%. This loan was repaid in 1999.

          On November 13, 1998, the Company loaned $1,401,000 to Patsy Lou Williamson Buick-GMC, Inc., a company owned by Mr. Williamson's wife. This loan was evidenced by a promissory note that was due in full on November 13, 1999 and that bore interest at 8%. On April 12, 2000 the due date was extended to May 15, 2000 by the Company's Board of Directors. On April 14, 2000 the note was paid in full.

          In February 1999, the Company loaned $5,200,000 to South Saginaw, L.L.C., a limited liability company owned by Mr. Williamson. To evidence this loan, Mr. Williamson signed a mortgage providing for interest at the annual rate of 8% and calling for monthly payments of principal and interest of $43,476 beginning April 1, 1999. Mr. Williamson used the proceeds of this loan to purchase real property in Davidson, Michigan.

          Lease of Milan, Michigan Facility and Owosso, Michigan Facility. In June of 1993, The Colonel's began leasing its former Milan, Michigan, facility from 620 Platt Road, LLC. Donald Williamson and Patsy Williamson are the sole members of 620 Platt Road, LLC. Rent expense to The Colonel's for the Milan facility was $770,000 for the year ending December 31, 1998. This lease was canceled as a result of the December 1998 sale of the assets of The Colonel's and the Milan facility. CTA leases its Owosso, Michigan facility from 620 Platt Road, LLC. Rent expense on this lease was $240,000 for the year ending December 31, 1999.

          Accounts Receivable-Related Party. On a regular basis, the Company pays for certain expenses on behalf of related entities and receives reimbursement. During 1999, the Company paid approximately $809,000 on behalf of 620 Platt Road, L.L.C. and South Saginaw, L.L.C., predominately for the use of a common payroll processing service as a pro rata share of general insurance coverage.

          Williamson Buick-GMC, Inc. Mrs. Williamson owns several automobile dealerships. The Colonel's engages in certain transactions with these dealerships, including the purchase of automobiles, parts, and automotive services. During 1999, purchases of automobiles, parts and services by The Colonel's from the Williamson dealerships were approximately $97,000. CTA sold approximately $164,000 worth of bedliners and truck accessories to the Williamson dealerships in 1999.

          Transactions with Directors. Ted M. Gans is a Director of the Company and practices law with Ted M. Gans, P.C. During the past year and the current year, the Company retained Ted M. Gans, P.C. for certain legal services and it is anticipated that the Company will continue to do so. Fees charged for 1999 were approximately $45,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and Nasdaq. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

          To the best of the Company's knowledge, no Director, officer or beneficial owner of more than 10% of the Company's outstanding Common Stock failed to file on a timely basis any report required by Section 16(a) of the Exchange Act with respect to the year ended December 31, 1999, except that each of Mr. Strzynski and Mr. Rolak were late in filing their initial Forms 3 when they joined the Company in 1999.

SELECTION OF AUDITORS

          Subject to the approval of shareholders, the Board of Directors has reappointed the firm of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year.

          Deloitte & Touche LLP has audited the financial statements of the Company and its subsidiaries for the fiscal year ended December 31, 1999. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          The affirmative vote of the holders of a majority of shares of the Company's Common Stock present in person or by proxy is required to confirm the appointment of auditors. The shares represented by proxies received from the Company's shareholders will be voted FOR the proposal unless a vote against the proposal is specifically indicated in the proxy. For purposes of counting votes on this proposal, abstentions and broker non-votes will effectively be counted as votes against the proposal. The Company has been informed by the holders of approximately 97% of the shares entitled to vote that they intend to vote in favor of the proposal.

The Board of Directors Recommends that you vote FOR Ratification of the Reappointment of Deloitte & Touche LLP

SHAREHOLDER PROPOSALS

          Proposals of shareholders must be received by the Company no later than May 1, 2001 to be considered for inclusion in the Company's proxy statement for its 2001 annual meeting of shareholders. Such shareholder proposals should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 951 Aiken Road, Owosso, Michigan 48867. All other shareholder proposals must be received by the Company no later than July 16, 2001 to be considered to have been timely submitted to the Company.

By Order of the Board of Directors,

Donald J. Williamson Chairman of the Board and Chief Executive Officer

August 29, 2000

APPENDIX A

THE COLONEL'S INTERNATIONAL, INC.
AUDIT COMMITTEE CHARTER

This Charter sets forth the organization and operation of the Audit Committee (the "Audit Committee") of the Board of Directors of The Colonel's International, Inc. (the "Company") and has been approved by the Company's Board of Directors. The Audit Committee shall review and reassess this Charter from time to time, at least annually. Amendments to this Charter shall be approved by the Board of Directors.

RESPONSIBILITY

The Audit Committee is responsible for overseeing the Company's financial reporting process and the assessment of various financial functions and control systems of the Company. In fulfilling its oversight responsibility, the Audit Committee will rely primarily on reports received from the Company's internal auditor, the Company's external auditor and regulatory agencies.

The Audit Committee reports to the Company's Board of Directors. Meetings of the Audit Committee will be held from time to time as deemed necessary by the members of the Audit Committee or the Board of Directors.

MEMBERSHIP REQUIREMENTS

The Board of Directors shall appoint the members of the Audit Committee. Beginning after the Company's 2000 annual meeting of shareholders, the Audit Committee will be comprised of at least three (3) independent directors. Members shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Furthermore, a director will not be considered independent if he or she:

•	has been employed by the Company or any of its affiliates in the current year or any of the past three (3) years;

•

has accepted any compensation from the Company or any of its affiliates in excess of Sixty Thousand Dollars ($60,000) during the previous fiscal year, excluding compensation for board services, retirement plan benefits, and non-discretionary compensation;

•	is, or has an immediate family who is, or has been in any of the past three (3) years, employed by the Company or any of its affiliates as an executive officer;

•

has been a partner, controlling shareholder or an executive officer of any for-profit business organization to which the Company made, or from which the Company received, payments (other than those which arise solely from investments in the

•

Company's securities) that exceed five percent (5%) of the organization's consolidated gross revenues for that year, or Two Hundred Thousand Dollars ($200,000), whichever is more, in any of the past three (3) years; or

•	has been employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

A director who has one or more of these relationships may be appointed to the Audit Committee only if the Company's Board of Directors, under exceptional and limited circumstances, determines that such director's membership on the Audit Committee is required by the best interests of the Company and its shareholders. The Board of Directors will disclose, in the next annual proxy statement subsequent to the determination, the nature of the relationship and the reasons for that determination. Notwithstanding the foregoing, current employees or officers of the Company, or their immediate family members, are not eligible to serve on the Audit Committee under any circumstances.

All members of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement, when appointed to the Audit Committee, or must obtain such basic financial literacy within a reasonable period of time after appointment, but in no event later than June 14, 2001. Further, at least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Any questions concerning a director's independence or qualification to serve on the Audit Committee shall be determined by the Board of Directors in its business judgment.

PROCESSES

To demonstrate the fulfillment of its primary responsibility, the Audit Committee will complete the following processes:

1.

Recommend to the Board of Directors the appointment of the outside auditor for the ensuing year. The Audit Committee shall communicate to management and the outside auditor that the outside auditor is ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company's shareholders.

2.

Receive a formal written statement from the outside auditor delineating all relationships between the outside auditor and the Company, consistent with Independence Standard Board Standard 98-1. Also actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and to take, or recommend that the full board take, appropriate action to ensure the independence of the outside auditor.

3.	Review and approve the audit plan of the outside auditor.

4.	Review and approve the audit plan of the internal auditor.

5.	Appraise the effectiveness of the internal and external audit efforts through regular meetings with the internal auditor and the outside auditor.

6.	Determine, through discussions with the outside auditor and the internal auditor, that management neither has placed nor will place restrictions on the scope of the Audit Committee's examinations.

7.

Evaluate the internal accounting controls through a review of the reports of the outside auditor and the internal auditor that describe internal accounting, organizational, or operating control weaknesses, and determine that appropriate corrective action is being taken by management.

8.

Arrange for periodic reports from management, the outside auditor, and the internal auditor to assess the impact of significant regulatory changes, and accounting or reporting developments proposed by the FASB or the SEC, or any other significant matters that may have a bearing on the annual examination.

9.	Review and approve any significant accounting changes.

10.	Review (with management and the outside auditor) and approve the annual financial statements.

11.	Supervise and direct any special projects or investigations considered necessary.

12.	Prepare a report to the Board of Directors summarizing the work performed in fulfilling the Audit Committee's primary responsibilities.

13.

Disclose in the Company's proxy statement for its annual meeting of shareholders that the Audit Committee has adopted a formal written charter and that the Audit Committee has satisfied its responsibilities during the prior year in compliance with its charter. Disclose the full charter in the proxy statement triennially and in the next proxy statement after any significant amendment to the charter.

Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. These tasks are the responsibility of management and the outside auditor. It is not the duty of the Committee to conduct investigations, to resolve disagreements between management and the outside auditor, or to assure compliance with laws and regulations.

[ X ]	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY THE COLONEL'S INTERNATIONAL, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder hereby appoints Donald J. Williamson and Ted M. Gans, and each of them, each with full power of substitution, proxies to represent the shareholder listed on this Proxy and to vote all shares of Common Stock of The Colonel's International, Inc. that the shareholder would be entitled to vote on all matters which come before the Annual Meeting of Shareholders to be held at the offices of The Colonel's International, Inc., 951 Aiken Road, Owosso, Michigan, on Thursday, September 28, 2000 at 10 a.m. local time, and any adjournment of that meeting.	1.	ELECTION OF DIRECTORS (except as marked to the contrary below)	For [ ]	With- Hold [ ]	For All Except [ ]

		Nominees: Eric Hipple and Maureen C. Cronin
		INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

	2.	CONFIRMATION OF THE APPOINT- MENT OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPEN- DENT AUDITORS	For [ ]	Against [ ]	Abstain [ ]

		Your Board of Directors recommends that you vote FOR ALL NOMINEES.

     If this Proxy is properly executed, the shares represented by this Proxy will be voted as specified. If no specification is made, the shares represented by this Proxy will be voted for the election of all nominees named on this Proxy as directors. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting.

     Please sign exactly as your name(s) appears on this Proxy. When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder should sign.

Please be sure to sign and date this Proxy
in the box below.

Date:

[                                                                                                                              ]
Shareholder sign above --------------------------Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

THE COLONEL'S INTERNATIONAL, INC.
951 Aiken Road
Owosso, Michigan 48867

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.